Exhibit 8.1

[FORM OF OPINION TO BE RECEIVED FROM COUNSEL]

[LETTERHEAD OF KIRKLAND & ELLIS LLP]

                    , 2014

International Market Centers, Inc.

495 S. Grand Central Parkway

Suite 2203

Las Vegas, Nevada 89106

Re:	Status of International Market Centers, Inc. as a Real Estate Investment Trust;

Information in the Registration Statement

under the heading “Material United States Federal Income Tax Considerations”

Ladies and Gentlemen:

In connection with the filing of a Registration Statement on Form S-11 (File No. 333-            ) with the Securities and Exchange Commission on the date hereof (the “Registration Statement”) by International Market Centers, Inc., a Maryland Corporation (“IMC”),1 you have requested our opinions concerning (i) the qualification and taxation of IMC, as a real estate investment trust (“REIT”) and (ii) the information in the Registration Statement under the heading “Material United States Federal Income Tax Considerations.”

In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein. In such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth in paragraph 1 below, we have assumed the accuracy of the representations contained in the officer’s certificate, dated as of the date hereof, provided to us by IMC (the “Certificate”). These representations generally relate to the operation and classification of IMC as a REIT, as defined in Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of rendering such opinion, we have also assumed that IMC has been organized and operated and will continue to be organized and operated in the manner described in the Certificate, the Registration Statement and the applicable organizational documents of IMC and that all terms and provisions of such documents have been and will continue to be complied with. We have not made an independent investigation of the facts set forth in the Certificate or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts.

[1]	Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statement.

International Market Centers, Inc.

                , 2014

Our opinions expressed herein are based on the Code, Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

Our opinion is not binding upon either the Internal Revenue Service or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the Internal Revenue Service or rejected by a court. Qualification of the Company as a REIT will depend upon the Company’s satisfaction, through actual annual operating results and other annual requirements, of the various qualification tests contained in the Code and related Treasury regulations. We do not undertake to monitor whether the Company will, in fact, through actual annual operating results and other annual requirements, satisfy the various qualification tests for the taxable year ending December 31, 2014, or any subsequent taxable years. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

Based upon and subject to the foregoing, it is our opinion that:

1. Beginning with IMC’s taxable year ending on December 31, 2014, IMC has been organized in conformity with the requirements for qualification as a REIT under the Code, and IMC’s actual and proposed method of operation, as described in the Registration Statement and as represented by IMC, has enabled it and will continue to enable it to satisfy the requirements for qualification as a REIT.

2. The information in the Registration Statement under the heading “Material United States Federal Income Tax Considerations,” to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

Other than as expressly stated above, we express no opinion on any issue relating to IMC or to any investment therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.

Very truly yours,

Kirkland & Ellis LLP